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Filer and Subject Company: Summit Properties Inc.
Exchange Act File Number: 1-12792

     This filing relates to a proposed acquisition (the “Acquisition”) by Camden Property Trust (“Camden”) of Summit Properties, Inc. (“Summit”) pursuant to the terms of an Agreement and Plan of Merger, dated as of October 4, 2004, by and among Camden, Camden Sparks, Inc., a wholly owned subsidiary of Camden, and Summit.

     The following is a transcript of a conference call with Summit employees held on October 5, 2004 regarding the Acquisition and related matters.

CAMDEN PROPERTY TRUST TRANSACTION UPDATE
Summit Employee Conference Call

Moderator: Richard J. Campo
October 5, 2004
1:00 pm CT

Steven LeBlanc:
Summit Properties	Thank you. Good afternoon everyone. It is an exciting day for Summit Properties. I’ve got with me today Ric Campo, the CEO of Camden Property Trust; Keith Oden, the COO of Camden Property Trust; Cindy Scharringhausen, the VP of HR for Camden and Sarah Barletta, the Benefits Manager for Camden. And we’re here to talk to you about the merger, the exciting day between Summit and Camden Property Trust, and to answer your questions, and I know you’ll have many.

First I want to tell you why we are creating a partnership with Camden. The first reason is growth. This merger will allow us to go from 15,000 units to 66,000 units. We will grow from 50 communities to nearly 200. We will have a market growth from a market cap of $1.9 billion to $5.3 billion. We will also have a combined development pipeline of $1.1 billion.

This combined company and partnership will be a coast-to-coast company, and there is really no market overlap except a slight market overlap in Charlotte, but Camden is committed to staying in Charlotte and actually growing the portfolio in Charlotte. The combined company will be the fifth-largest multifamily REIT in the universe, with a goal to get even bigger.

The second reason we are doing this is shared values. Camden and Summit are both customer service driven companies. Camden and Summit both have a commitment to our people. The Summit associates will get improved benefits with a lower cost reach associate. They also have an employee stock purchase plan that is very attractive. They have great training for every associate and they’re committed to using the best practices from both Summit and Camden. They’re going to learn a lot from each and every one of you, and they really want you to speak out and speak up and let them know how we do it at Summit and how they can learn to do it as well as we do, and how there are things that they do at Camden that they do better than us, and that’ll be terrific.

Camden has also had great performance. Their stock price has doubled from $22 to over $45. They’ve grown from 6,000 units to over 52,000 units, to now a combined 66,000 units, and they have done two mergers previously, Paragon and Oasis, and they did that very successfully.

Now I know you’re going to have a lot of questions and there will be some concerns and anxiety. The first question is will I have a job with Camden? Will my salary change? What will happen with my benefits, years of service and accrued vacation time? We are going to attempt to address some of those concerns today; however, time constraints will prevent us from addressing all of them.

Next week we’re going to have employee meetings with every associate as we travel from Charlotte to Raleigh to Washington D.C. to Atlanta and to Southeast Florida, and we’ll be talking to our associates in Orlando and in Philadelphia, Valleybrook. So we can have one-on-one meetings. I will introduce you to the team from Camden and give you an opportunity to ask more questions than you might have today.

We have also posted a frequently asked questions on the Camden website. Hopefully you’ve had a chance to look at that. It is under the investor relations section of the Camden website and it is a terrific document, 40 or 50 pages, and it really addresses just about every question you might have. But we’re also having this call to answer any other questions that you have, so please speak up.

I also want you to know that I am personally proud of the hard work that each and every one of you do everyday, and our high employee retention rate at Summit is a testament to your skills and professionalism. I want to assure you that all of you who work at the property level and the construction and development level will have positions with Camden, and on the corporate level we’re going to talk about the opportunity to join Camden and to work through what those positions might be either in Charlotte or in a transfer, and if not, unfortunately, if there is some attrition we will have a good severance plan. The Camden associates will be able to talk to you about that.

When we get to the point to open the conference call up for questions, I would encourage you to ask as many questions as you like. We may not have the time to answer all of them, but we will certainly try.

With that, I would like to turn the call over to Ric Campo, Camden’s Chairman and CEO.

Richard J. Campo:
Camden Property Trust	Thank you, Steve. I would like to take this time to tell you a little bit about our organization, Camden, and about these kinds of transactions and why they are good for both of our companies. For me it is about two good companies coming together to maximize their strengths and minimize their limitations to become even better, maybe even great.

Listening to Steve speak, I continue to find the similarities in our philosophies uncanny. I’ve been losing my voice here from having to talk to all of these analysts and so forth, so excuse me for a minute. But in putting this merger together it has been amazing talking to Steve and other folks that we met so far about our philosophies, because they really are very, very similar. And it’s almost scary they’re so similar.

When I talk to people in the field, I usually talk to our people about who the most important people we need to think about are, and those are our employees or our associates. And the reason being is that if our employees don’t have smiles on their faces our customers cannot possibly have smiles on their faces, so it is important for our employees to be motivated and to be able to serve our customers. Without a motivated, talented, trained workforce, our customers won’t get the service they want or the living excellence they demand.

The third most important group that we need to think about are our shareholders, who ultimately require a return on their investment. So in order to keep our shareholders happy — we need to keep our shareholders happy in order to continue to have capital to move forward. The bottom line is we view the hierarchy of needs as an upside-down triangle, with our residents on the top, employees next, and so on.

The concept is that you are either serving the resident or you are serving someone serving the resident. For example, corporate employees serving our employees in the field and making sure that they are in a good position to be able to serve the resident. That way all of us together are creating the best value for each other, for our residents and for our shareholders.

I would like to give you a little background on our company and give you some sense of how we think and maybe give you a small view into how our overall company will work. Keith and I founded the Company in 1982. We were in Houston, Texas, which some of you may know was a terrible place to be in the real estate market between 1982 and 1988.

Keith and I started big, with the two of us, half a secretary, and no real estate. At the time we did not own any real estate, but you’ve got to start somewhere. We built the Company by focusing on the fundamentals, and those fundamentals are the quality of service that we deliver to our customers and making certain that we are maximizing value.

We started buying apartments in 1987 in Houston, which was at the bottom of the market at the time. We went public in 1993 with 6,000 apartment homes, and have grown the Company from 6,000 apartments in 1993 to more than 50,000 apartment homes in 10 states today.

We have some fundamental beliefs or strategies. One of the most important ones is our diversification strategy. When necessary, we think it is important to support those markets that are experiencing tough conditions with those that are experiencing the upside of the real estate cycles. So having a sufficient number of high-quality apartment communities in geographically diverse high-growth markets enables us to maximize revenue during good times and helps us to reduce the volatility when the markets are tough, like the markets we have been experiencing over the last couple of years.

We are excited about this merger because Summit brings an East Coast presence, particularly in Atlanta, Washington D.C., and the greater Miami/Southeast Florida area, with more than 40 high-quality, well-built apartment communities and a development pipeline that complements our own, which will be a great driver for the future.

Today Camden enjoys a national footprint of more than 150 communities located in the Sunbelt in the Midwest markets. We also have a good product diversity, with product types that range from high-quality suburban garden-style communities to urban, mid and high-rise communities. If you take a look at the geographic presence of our two organizations, you will see a remarkable complement with Summit enhancing our East Coast presence, resulting in a portfolio that consists of 19 of the top 26 highest growth markets in the U.S.

As Steve said, we will be the fifth-largest Company in the public company realm. And, we are really not looking to be the biggest, just the best. We want to be the best multifamily company in the industry. So everything that we do from the service that we deliver to our residents, to the training and development that our employees enjoy — must support that strategy.

That is not to say that size is not important; it is, particularly in the public traded arena. To consistently perform at expected levels we need a sufficient number of apartment homes in each of our markets to achieve the operating efficiencies that our diversification strategy requires.

Additionally, larger companies have lower cost of capital, and with this merger both companies will benefit from the lower cost of capital and have a cost advantage in the marketplace. Our diversification strategy also addresses product type along with geography. Summit brings to the table beautiful apartment communities in great neighborhoods. We couldn’t have asked for a better geographic fit.

Philosophically speaking, both Camden and Summit share a commitment to being the best. For example, both companies have achieved some of the lowest, if not the lowest, employee turnover ratios in the industry, which means we are better able to serve our customers than our competitors.

There is also a desire on the part of both companies to take the organization to the next level, with the purpose of creating the best multifamily platform in the industry, which creates better customer value and enhances the value of our assets. All of this results in our ability to continue to deliver good value to our shareholders, our customers and our employees.

Given our geography, product type and operating philosophies, our company is almost a perfect match. Probably most important, the merger of Summit into Camden will provide growth opportunities for employees that add value to the organization. We believe that employees with smiles on their faces will help but smiles on the faces again of our residents, which in turn puts smiles on the faces of our shareholders and other financial players.

At this point I would let the turn the call over to my partner, Keith Oden, to give you a little bit of how he sees things here.

Keith Oden:
Camden Property Trust	Thanks, Ric. One of the things I want to emphasize is that Camden cares about the same thing that Summit cares about, and that’s really the people. Frankly, our people are the most important asset that we have and we want you to know how committed we are to making this transition as seamless as possible.

I want to also echo Steve and Ric’s comments about our company’s ideology. They are very closely aligned. At Camden, our mission statement could not be clearer — Guided by our values, we are committed to being the best multifamily company by providing living excellence to our residents. It is a bold statement, but we’re up to the challenge.

We also know that being the best is a journey, not a destination. This merger represents a significant step forward for us. To ensure that we can continue our journey means having the best and brightest people on our team. Since 1982 we have focused on hiring, developing and keeping highly skilled professionals who share our values and our commitment to excellence.

Summit has a long tradition of excellence, which is demonstrated in the service that is delivered by each of you. The employees on site are the ones who will help us succeed year after year by taking good care of our residents and contributing to our best practices approach. So we are excited with the prospects of meeting and getting to know each one of you.

As Steve mentioned, we expect that all on-site employees will be retained by Camden. In addition, since there is very little overlap in our property supervision, development and construction operations, we also anticipate seeking to retain their personnel in these areas that have been such an important part of Summit’s overall success.

All other employees will be evaluated as quickly as possible, and certainly within the next two to the three weeks, to determine whether a mutually beneficial career opportunity exists. If so, you’ll have the opportunity to become a Camden employee. If not, you will be treated fairly and respectfully, and compensated for your tenure and your service to Summit.

I also want you to know that our pay scales are very comparable. Camden and Summit are in the same business, and as such, there’s a great similarity between job responsibilities and organizational structure. We do not anticipate that any changes in compensation will be required; if, however, we encounter inequities, they will be addressed on a case-by-case basis.

Camden, just like Summit, maintains a variety of performance-based bonus programs. While the details vary between our companies, the philosophies behind the programs are similar. Before the time the merger is completed in January 2005 we will announce any changes to the existing bonus programs. You will also retain your original hire date at Camden and you will receive full credit for your tenure at Summit.

I know that many of you will be curious about our benefits package. While Summit has an excellent benefits package, I think you will find that Camden’s benefits package is even more comprehensive and that you will be paying substantially less than you are now. How much less you’ll be paying depends on your status.

For example, if your coverage is only for yourself, what’s referred to as employee-only status, you will save about $330 per year in employee contributions. For those employees whose coverage includes a spouse or two or more dependents, your savings will be more than $1000 per year for what we consider to be a better level of benefits.

Your benefits will also include things like an employee share purchase plan, a 401(k) plan that vests more quickly than your current plan, and an employee apartment discount of 20% and for which the monthly rent remains the same for fixed for five years, provided that you stay within your same apartment home. We hope that you take advantage of some of these great benefits.

As I begin to wrap up, I want to speak of our Company values. Camden’s culture is grounded in nine fundamental values. We’re customer-focused, people-driven, and we want to encourage and reward excellence at all levels of the organization. It is something that has distinguished our company from our competitors for years, and it is certainly a strategy that has worked well for Summit.

I think you will find that in the process of putting these two companies together, that both of our companies have very strong cultures. And a strong culture is a positive thing. Some people believe that it’s difficult to blend two companies that have very strong cultures. What I’ve always believed, and what I’ve learned from our experience with the Paragon and the Oasis residential mergers, is that if you have a group of people who love what they do and have a strong commitment to excellent service, then blending these two groups together is a relatively simple task.

On the other hand, if you’ve got a company of people who have never had a passion for their work and they’re just going through the motions, it is very difficult, almost impossible, to create that kind of mindset among 400 additional employees.

What we found and what we are most excited about is that the passion at the operating level of the people in Summit mirrors the commitment and determination of our and the Camden employees. We think that it’s a terrific step both culturally and from a business standpoint. Something that both sides are going to benefit from.

Ric mentioned our best practices; in fact, it’s one of our key strategies. Achieving excellence through best practices, emphasizing training, continuous process improvement and technology. There is no one in the world that’s ever had all the solutions are all the best solutions to any business, much less the apartment industry.

Because we are real estate operators first and foremost, we believe that you should regularly review your practices and look for better ways of doing things. What that means is that where our practices differ we will review, evaluate and then implement those that streamline and improve our processes, or better serve our customers. And that process is simply a way of life at Camden. It is the only way to get better and to make progress.

For most of you, this merger means that you’re going to be part of a financially stronger company with an excellent geographically diverse portfolio. One with a similar mission and comparable values as the company you know as Summit. This kind of growth creates opportunities for advancement. We’ve seen that happen as a result of the Paragon and Oasis mergers.

Excellence has a way of finding its way to the top. We have always been committed to promoting people from within. For those of you who are looking for growth opportunities, you now have the benefit of a larger organization with a variety of positions and locations to consider. As I have said, we’re excited to begin working with each of you over the next few months as we prepare for the completion of this merger.

You heard Steve mention employee meetings. We’ve scheduled employee meetings in each one of your markets during the week of October 11. We’ll come to each one of your markets and meet you face-to-face. We want to have the opportunity to meet you up close and personal, to hear more about your philosophies so we can start putting actions behind our words.

We think that you’re going to be impressed. We know that we have things to offer you and we know that you have a lot to bring to us. We are excited about the prospects; we hope you are as well. We look forward to meeting each of you at our meetings next week. During those meetings we will address the things that are very important to you in detail, such as compensation, benefits, our structure, our operating strategies and corporate support services that will be available to you as new employees of Camden. We look forward to meeting with each of you in the weeks to come and working with you to make this the best company in the multi-family industry.

At this time I would like to turn it back to Steve.

Steven LeBlanc:	Thanks, Keith. Thanks, Ric. As you can tell, Keith and Ric and the Camden family is real similar like to Summit. They are a successful organization that have a lot of our shared values. As I mentioned before at the beginning of the call, the reason we did this merger was to give us the ability to have the size company we need with the shared values we all cherish, and really make the most important part of what we do everyday.

The size that we’re going to get through this growth is going to give us the ability to afford better benefits. You heard Keith talk about the tremendous savings you’re going to get on the health benefits. And I tell you, even though I’m not going to be with the company, I would take all of that savings and buy Camden stock under the employee stock purchase plan which was something that, remember, we had a while ago, and then we had to stop because it was too expensive for us as such a small company.

The size of this company gives them a lot more opportunities to not only have better benefits, but have the associate pay less money for those better benefits, and then have great career opportunities. And that is really what I’m excited about for each and every one of you. I know that you’re good at what you do and I know that you’re going to be a part of the Camden team. They’re good at what they do, and together we’re going to be the best in the industry.

This merger is going to allow us in three months to achieve what would have taken us five years to get to. Could we have gotten there? Yes, I’m convinced we could have. But this gets us there much faster, and together as a team we will exceed everybody’s expectation. So I’m excited about this.

I know there is anxiety. We’re going to get out there and answer all your questions. We’re going to start today, and let’s fire away. Let’s have all of the questions you can.

Christie (Pezer):	In the frequently asked questions brochure that we got today, it talks about career wear/uniforms. Is that something that the Summit employees will go to in the new year?

Keith Oden:	Yes. That is something that has been a big part of our on-site approach to operations for many years. We think that you’re going to really like the program. It’s a very high-quality, great looking very professional look. And we also do provide for the dollars to allow you to purchase your career wear. We have always believed that you should have a very professional, uniform appearance on-site, and the program that we have achieves that objective.

Christie (Pezer):	Is it possible to view this online?

Keith Oden:	In terms of — actually, the way our program actually works is it is all done through Casual Corner, and I believe that Casual Corner has outlets in every one of Summit’s markets. You actually get a voucher in the case of the initial allotment of about — I think it’s $400 you get a voucher for, and then it’s really up to you to go to a Casual Corner store.

They have the lines of clothing that meet what our base requirements are for the program, and it’s really up to you to mix and match and pick out the stuff that you feel most comfortable with that is in compliance with our program. I think you’re going to find that it is very appealing and very high quality, and I think most of you are familiar with the Casual Corner line. It’s good stuff.

Steven LeBlanc:	That is a great idea. May we will get Camden to go to Casual Corner and put a little site on their website so you could go to their website and see what the career wear is. The first good idea you’ve gotten from Summit.

Keith Oden:	There you go. Thanks, Christie.

(Casey Rogers):	Actually this is (Casey Rogers) from the Atlanta regional office. Two questions. Because you don’t have any properties here in the Atlanta region, will you retain the Atlanta regional office?

Keith Oden:	Absolutely. We don’t have any properties there, (Casey), but I’ll tell you, it is not because we have not for a long time been interested in having a presence in the Atlanta market. Our challenge over the years in Atlanta is that we were always reluctant to enter that market by just kind of doing one acquisition or one development at a time.

As you know, Casey, that’s a very competitive marketplace, and we just never felt like we had the opportunity to come in with enough size and scale to allow us to have a regional office and to support that. We have looked at opportunities over the years that would have provided us with that, but frankly we were just never comfortable with the quality of the assets and the pricing of those assets where the opportunities were available.

This gets us into Atlanta in a very, very meaningful way. Atlanta will become one of our very important core markets over the long-term. It shares many characteristics with many of the other markets that we have had terrific success in, in particular Houston and Dallas. There are great similarities there. We are very excited about our expansion into Atlanta, and yes, we will have a regional office there that will continue to support not only those communities but in the future would support our development activities and acquisition activities.

(Casey Rogers):	Let me ask you, where you already have properties such as in Florida, I know that you have what you consider a super-regional office and then a different regional office in Orlando. What is the difference between a regional office and a super-regional office?

Keith Oden:	We’re probably mincing words between regional and super-regional. The distinction would be in a Florida office, for example Tampa — which using that terminology would be a super-regional office — it just means that we have all of the services that support the Tampa region are headquartered in Tampa. Right now the Tamps region includes Tampa, Orlando and North Carolina.

So services such as our educational services department, our facilities personnel, our landscaping personnel and our regional marketing personnel would actually be headquartered in Tampa, but they would have responsibilities for those disciplines in the other markets.

So it just means that that’s kind of where they are in town that is where they lay their head at night, but they have equal responsibilities and shared responsibilities with their other satellite offices if you want to look at them that way.

Steven LeBlanc:	Keith, I want to take this time — I did not introduce Trish Hoffman. She is here with us today. She is the head of Educational Services and Marketing for Camden. They do a terrific job in training, much like we do with our University of Summit. They are very committed to excellence in training.

Trish Hoffman:	Thank you Steve.

(Casey Rogers):	That’s it for me.

Steven LeBlanc:	Thanks Casey.

(Amanda):	Hi, this is Amanda from Summit Creek, and I was just wondering about computer programs you guys have. Currently we have a system that is called

(I Save) where we pay all of our bills. Actually, all the bills are paid through the corporate office who does all of our purchasing through a computer program. And I just wanted to know are you going to do away with the grow pricing, the wire, all the computer programs that we have here? Are we going to start having to pay bills back here at the office?

Keith Oden:	Let me take the last part of that first. All of our bills are paid centrally, so we do not do bill processing at the communities. We too have a purchasing system that some of you may be familiar with; it is called Ops Exchange that we use for all of the major components, where we do — it’s an online purchasing system that integrates with all of our primary suppliers and vendors. And again, between those two — and it is a great example of an opportunity for us to look at them, see which one makes the most sense for the combined organization, and then make the decision and go forward on one platform.

Ultimately the objective is to get to the same platform on all technologies on all ancillary income programs, etcetera. And the first step in that process is to understand what Summit has, compare it to what Camden has, and make the best choice as we go forward.

Steven LeBlanc:	An extension of that question also is the operating system. Do you know, Amanda, we were looking at a new operating system rollout in the fall of this year. Camden is also using AMSI DOS, and they are in the process of rolling out their new operating system. And I assume we’ll do the same thing in the spring, new on-site operating system, because AMSI DOS sucks. It’s horrible. I’ve been on-site; you guys know. I remember when I was on-site at Reston and inputting checks; I still am impressed that anybody can do that because it’s — I know how much trouble it is. So I’m excited about the new operating system. I think it’s going to be terrific next year.

Keith Oden:	Thanks for answering that question, because it really does bring up a very important point in terms of where we are in transitioning from the old DOS-based AMSI, which everybody in our world just is gleeful to get rid of.

I feel like we have been fighting a war here for the last seven or eight years with one arm tied behind our back and with a 20-pound weight on our heads with regard to our operating system. And I know that you probably feel the same way. But believe me there is help on the way.

We are in the midst right now of rolling out what we believe will end up setting the gold standard for web-based property management systems in our portfolio. We’ve already begun the rollout. We have 11 of our communities up and running on the new one site system that we co-developed with RealPage, the software company out of Dallas.

And it is literally Camden’s vision of what the best practice is in its property management software system that can service our platform and portfolio for the next 10 years would look like. We were intimately involved. We have a huge investment in the intellectual capital of the development of this system. It is not just in the kicking around stages. We’ve been using it on our communities.

Our rollout is scheduled to be completed by April of ‘05 and it is our expectation right now that if everything goes as planned that we would be in a position to just continue that rollout. And we will start with Summit’s communities in May and just keep rolling until we have all 200 of these communities on the same platform, which we know is going to be the best in the industry. So we are excited about that. And I think that once you and all of the other on-site managers get an opportunity to see the incredible functionality and power of this new operating system, you’re going to share our excitement.

Steven LeBlanc:	And you asked also about Grow. This new operating system has a pricing engine in it, and so they may use Grow as an interim or they may use a new pricing engine. Camden and Summit were both instrumental in helping build YieldStar, which ultimately these guys bought and it’s being incorporated into their new operating system.

Keith Oden:	Yeah. Good point. And that will come after we’ve completed the rollout of one site. We will be in a position to — should be in a position to roll out our revenue pricing model that RealPage is also helping us co-develop.

(Amanda):	Good. Thank you so much.

Keith Oden:	Thank you. Great question Amanda.

(Patrick Burch):	It’s actually Patrick Burch here in Atlanta also. You guys have in your portfolio right this second, it looks like a couple of B properties. We have just — I guess Summit has just gone through on basically, recycling all of the older properties and buying newer properties. What is your future goal with that?

Richard J. Campo:	This is Ric. We agree with that philosophy and that strategy. And in fact, over the years we have sold about 17,000 apartment homes in a capital recycling program over the years. And we continue to do that. We have built $1.2 billion in the development, roughly 13,000 apartment homes, and recycled sort of B assets, older assets into new development assets in a very similar program that you all have done. You’re just a lot further ahead than we are, because we have a lot more properties to have to do that with.

But the objective over time is to continue to upgrade the portfolio and upgrade the properties and to have the highest possible quality portfolio going forward. You do that over time by balancing development with acquisitions and with dispositions. And at the end of the day, you try to sell your older slower growing assets and redeploy that capital into newer, higher quality assets. We will do that over time on a methodical basis as opposed to one big fell swoop in a month or two type of scenario. So over time we will do that, but we have the same view there.

Steven LeBlanc:	Patrick, it’s interesting. Our portfolio is the youngest in the industry and the best quality, and it’s one of the reasons why the merger made so much sense for Camden. And I think that all the communities we have are going to be the top quartile, top communities that Camden has. And they’ve got some older communities that they will sell in some of the smaller markets. So they will capital recycle.

As I mentioned, we’ve got a $1.1 billion combined development pipeline, and that is going to be tremendous growth. That is more than half the size of Summit just by itself in that development pipeline. So this is a big company.

(Patrick Burch):	Thank you.

Steven LeBlanc:	Thanks Patrick.

(Paul Rozell):	This is Paul in the corporate office, and we have gathered a list of 14 questions from the associates here. We broke them down into three sections — transition issues, severance issues, and benefits and compensation issues. So we will take them one at a time.

Will Camden keep Charlotte as a super-regional office? And if so, will there be any incremental services in addition to what you listed for the typical super-regional office, such as accounting functions?

Keith Oden:	The answer to the first part is yes. We currently anticipate that Charlotte — it is very logical that it will become a super-regional office. We have not yet made a determination on whether there will be services outside of what I mentioned earlier. That is something that we will be working through over the next couple of weeks to determine.

(Paul Rozell):	All right. And that might answer the next one. Assuming there will be transition issues, when can we expect them to start?

Keith Oden:	Those will start Monday. We will be in Charlotte Monday. Our current schedule is that we will have a meeting with all on-site and all corporate and regional personnel in Charlotte on Monday afternoon. We will have — undetermined number right now — but probably 10 to 12 of Camden’s senior folks will be traveling with us to attend that meeting, and then kick off what we think of as the real detailed understanding of what functions are currently being provided at the corporate regional offices and making a determination from there about structure.

(Paul Rozell):	Okay. If you have no definitive answers yet to severance, retention, health care continuation or outplacement, would it not be advisable for all of us to focus our efforts on seeking out other employment at this time? You need to understand that we all have mortgages and financial commitments to meet, and if you cannot make any commitment to us then we need to take care of ourselves.

Keith Oden:	We certainly understand that. That’s why we are committed to making that determination within the next two to three weeks.

(Paul Rozell):	All right. Thank you. I understand that your business generally has on-site accountants at each property. Is this true? And if so, what is the typical job description and pay of such individuals? Would our accountants and accounts payable associates be eligible for such positions at each of our properties?

Keith Oden:	We really don’t have bookkeeping. We have a position that is assistant manager. And as you know, in the world of AMSI, there is so much manual inputting that I’m sure sometimes that person in that assistant manager role feels like they have a full-time bookkeeping position.

But the reality in our world is we do not have a quote accounting or full-time bookkeeping position on-site. All of the “accounting work” is done at our corporate and regional offices. So the answer to that is our staffing and functions that are being carried on on-site probably are very close to what you all are doing. And we do not have that “accounting” staff on-site.

(Paul Rozell):	All right. Next. I understand that your organization made two large acquisitions, Paragon and Oasis. Can you tell us what percentage of the back-office personnel in staff functions — accounting, IT, HR, legal, marketing, asset management, administration — were maintained?

Keith Oden:	In the case of the Oasis merger, of all of those functions probably 60 to 70% were retained. Because we have a very significant joint venture that operates out of our Las Vegas office. We still have a processing center in Las Vegas that processes all of the bills and does other corporate support for our entire western portion of our operation.

So in the case of the Oasis merger, it was actually quite a high percentage of those folks either were retained or moved to different positions within the combined company.

In the case of Paragon, even though we made a number of offers for folks to seek employment in Houston, since we were not going to have a processing center in Dallas because of the physical proximity, at the end of the day people made the choice not to relocate and they were given severance. But because of the people who had the experience that they had and the quality of staff, there were a number of people that we were quite interested in and they ended up making their own decision for personal reasons.

Richard J. Campo:	There were a fair number of people from Dallas that went to actually Tampa. Our regional vice president in Tampa, for example, worked in the corporate office in Dallas. He was originally from Tampa and he chose to transfer back to Tampa and run the property operation in the super-regional office for Tampa. So it is not necessarily back-office specifically in one market changes dramatically. There’s a lot of opportunity to move around and it really just depends on the choice of the individual oftentimes.

Keith Oden:	Your question was directed, and it’s coming from the corporate office, and I understand that it’s primarily directed towards that. But I think it would be useful for not only you all, but the other folks at site level and property supervision, to realize that in our combined companies today, two of our five regional vice presidents came over in the mergers and nine of our 28 district managers came over in the mergers.

Keep in mind these mergers happened seven and eight years ago. We have a remarkable core of what today makes us the company that we are are folks that came over in the merger, and frankly it is one of the things that we are —

one of the huge benefits that we see as we seek to combine these companies is the talent and the capabilities and experience that the Summit personnel have.

Steven LeBlanc:	You know, one of the criteria we used as this process was thrust upon us through a bid that was not solicited from another party, not Camden. As we started this process and said well, if we’re going to have a hostile situation, we would rather much have a friendly situation. And we want to have a company that has the least overlap that has our shared values. And there is some overlaps. I will be leaving. We only need one CEO. We only need one CFO. We only need one COO. So the senior management is really people that are going to be leaving, but as many on-site people and back-office people as is possible in this type of situation are going to be retained. That’s one of the reasons why this was such a compelling opportunity for us to achieve our growth with as limited associate pain as possible. But there is going to be some, and we will have a generous severance package for those people, because it is the right thing to do.

Richard J. Campo:	Absolutely it’s the right thing to do. And it is difficult, I understand, for corporate folks, but at the end of the day you will be treated fairly and have a generous package. Next question.

(Paul Rozell):	All right. That sort of goes into the next one. Reflecting back on those prior mergers, what was the typical severance plan and how quickly were individuals let go and did the individuals have prior knowledge of their package or were they told with very limited time?

Richard J. Campo:	First of all, I don’t have those numbers in front of me. But we didn’t have — everybody was treated fairly and they were appreciative. As far as when people know, let’s walk through what the timing of this will be in the first place.

Because of the public company aspects of this transaction and the ability of — the requirement that each shareholder group approve the transaction, the closing is not likely to happen until January probably middle of January ‘05.

So we have three or four months to go forward with a sort of business-as-usual, if you will. Then we’ll have the closing. Then there will be a transition period after the closing. So what we’ll do in the next couple of weeks is we will meet with all of the folks in Charlotte and elsewhere, and we’ll do that next week.

And then what we will do is have a real specific plan in place over the next couple of weeks that we will be able to tell people here’s the way the program is going to be, here is what happens from a severance perspective — you either have a job or you don’t have a job, and you’ll know in advance and you will be able to plan months, not days, but months in advance if in fact you fall into the category, or if you are offered a job and you don’t want that job.

So at the end of the day we will give you a lot of time, and we’re very respectful to making sure that people understand that, what their position is and what their deal is. And, clearly, you will continue to get full pay. Whatever your deal is now you will continue to get it through 2004. You will get full bonus payments through 2004. Your company has done absolutely phenomenal in terms of total return. And clearly with today’s stock price you would probably be the number-one performing company in the multi-family sector.

So bottom line is you don’t have to worry about anything until we close, and we’ll let you know as soon as we can in the next several weeks as to whether — what they land will look like afterwards after we close.

(Paul Rozell):	All right. Great. Thanks. Did the typical severance include health insurance continuation? If it did not, were individuals eligible for COBRA and would that be under the old plan, I guess Summit’s plan or the Camden plan coverage?

Keith Oden:	They would be eligible for COBRA. Not sure of the answer to the second part as to which plan they would be under, but we’ll find out and let you know.

(Paul Rozell):	All right. So that would be the traditional COBRA coverage, where the former employee would have to contribute? There wouldn’t be any provisions for health coverage during that post-employment?

Keith Oden:	That’s correct.

(Paul Rozell):	Okay. Did the typical severance include outplacement services from a professional firm such as (Wright) Management or (Lee) (Unintelligible) (Harrison), and what was the typical outplacement arrangement?

Keith Oden:	We have not gotten that far yet. With regard to this merger and the previous mergers, we did not have outplacement arrangements.

(Paul Rozell):	Okay. Will there be stay-on/retention bonuses offered to individuals?

Richard J. Campo:	What Camden is going to work through is a severance/retention bonus. It’s kind of getting into how do you define which one is which. You will be rewarded to stay through the closing, and if you keep your job — if you lose your job you will have your severance, and that will act as a retention bonus.

So we will be working through the details of that over the next week or two. And instead of going into the details on that right now, we just don’t have those. We want to do that on an individual-by-individual basis as Camden goes through and makes the decisions on who will be part of the new company and who will have to transition to a new opportunity. And there will be a severance package for those that have to transition to a new opportunity.

(Paul Rozell):	Okay. Thanks Steve. Almost done. We have about four more benefits and compensation issues now. What are your plans relating to transferring employees onto your benefits — the dates, deductibles reached on prior plans, networks if individuals are in the middle of pregnancies and/or major medical treatments?

Steven LeBlanc:	We’ve got Cindy and Sarah. Cindy is VP of HR and Sarah is the Benefits Manager. I think that would be the best for them to answer.

Cindy Scharringhausen:
Camden Property Trust	This is Cindy. In reference to all of those questions, there are a lot of details that, obviously, with an announcement this morning, we don’t have them worked out.

So we won’t be able to tell you all the deductibles, but we have a list, a comprehensive list of your plans that Steve was nice enough to share with us. And we have started our due diligence of comparisons and actually have a meeting set up later this afternoon to start working through those specific details.

And as soon as we can get them to you, because we know — Sarah and I, from a benefit standpoint — that that’s something that’s going to be critical to each and every one of you. We have an 800 number set up, so if you have specific questions that are medically related, it may not be better to share those specific issues until you talk to Sarah. Call our 800 number and we can work with you one-on-one on all of the details if you have a specific issue.

Richard J. Campo:	And remember, nothing changes until January of 2005 anyway.

Steven LeBlanc:	Right. And Cindy, what is that 800 number?

Cindy Scharringhausen:	It’s 1-800-9Camden, extension 2525. And if you have somebody who needs Spanish translation, we have some Spanish-speaking folks in our department that would be glad to help. But it can be in English or Spanish.

Steven LeBlanc:	So that’s 1-800-9Camden, and then you put in extension 2525.

Cindy Scharringhausen:	Correct.

Steven LeBlanc:	Do you have to put a pound sign after that? Okay. Great.

(Paul Rozell):	Great. Thanks. What are your plans relating to the 401(k)? Will you be rolling assets into your plan with your vesting schedule, leaving the current vesting schedule, or accelerating the vesting schedule of current balances to 100%?

Steven LeBlanc:	Sarah (Barletta), the Benefits Manager, can answer that question, (Paul).

Sarah Barletta:
Camden Property Trust	We will be merging the Summit plan into the Camden plan, and we will be providing other investment information as we go forward. Our vesting plan is a three-year vesting. And so since you’re going to be able to keep your tenure from Summit, that tenure will apply towards our vesting schedule.

Steven LeBlanc:	And I believe our vesting schedule is six years.

Richard J. Campo:	So you are going to be accelerating a bunch of people their vesting. Right. Good.

(Paul Rozell):	Okay. All right. Good. When will we go onto your payroll and what are your pay frequencies or delays?

Cindy Scharringhausen:	This is Cindy. We would not be able to put you on our payroll until the merger closes and we’re actually one company, and we do not have delays in payroll. We pay one week behind for our on-site employees or hourly employees, and our salaried employees are paid currently. We will need to look at your pay practices and see.

We understand that there is a delay of getting people on the payroll and getting them started. So we need to work out that lag time. And again, those are some of the details that we have not gotten to. But as we get closer to finalizing the deal, we will be able to give you more specifics.

Steven LeBlanc:	Cindy, just to make it clear — there won’t be any delay in anyone receiving their paycheck? They will receive their timely paycheck?

Cindy Scharringhausen:	No. There will not be a delay.

Steven LeBlanc:	There will be no delay and everyone will receive their paycheck after the merger closes, which will be some time in the month of January. It could be as much as February. Keep in mind, we still have to have shareholder approval. This is not — we are under a contract to merge with Camden, but we have to go get SEC approval and we have to get shareholder approval, and that is going to take three to four months to go through that process. And that is typical of what happens in a public company.

(Paul Rozell):	All right. We’re all set. Thanks everyone.

Steven LeBlanc:	Those were terrific questions. I’m sure they were probably questions that everyone learned from and gave good information.

(Wyatt Dixon):	Hello. This is Wyatt Dixon and I am from Summit’s Development Group. I wanted to see if you could provide a brief overview of the corporate structure from Houston as it relates down to the regional offices?

Richard J. Campo:	From a development perspective?

(Wyatt Dixon):	Sure. And across groups, really.

Richard J. Campo:	Okay. From a development perspective, we have a corporate development group that manages development within the regions. We have regional offices in Tampa, in Southern California and Houston. And we have operated pretty — with fairly autonomous regional groups from a development perspective. When it gets down to property operations, we have a regional vice president system within one senior vice president and a group of regional vice presidents that manage each region within Camden.

Steven LeBlanc:	And then you have development managers — division — what do you call — we call them regional property managers.

Keith Oden:	We call them district managers. It would be in your world it would be your regional managers. Our structure is a regional vice president, and that would be, again, if you think of the concept of the “super-regional” office, the regional vice president would be (Don Salder). Each of the regional vice presidents has between three and five district managers, so each district manager has somewhere around seven or eight communities.

Steven LeBlanc:	So it’s real similar to our structure.

Richard J. Campo:	We also have a separate construction group that operates centrally out of Houston, we also have a regional office in California and in Tampa.

(Wyatt Dixon):	Okay. Thank you.

Keith Oden:	Thanks (Wyatt).

(Amy Delcrum):	This is Amy Delcrum. We have two properties here Summit Pittsburgh and Summit Green, and we have a few questions. The first one is regarding the 401(k). You’ve answered most of that, but will we need to have a waiting period before we can contribute and receive matches, or will that just continue on?

Cindy Scharringhausen:	Actually it depends on your tenure, but probably not. There won’t be a waiting period. We will just send out enrollment forms and we will get you rolled into our plan and show you the different investment options and how they will be mapped over compared to Summit.

(Amy Delcrum):	And who manages that plan?

Cindy Scharringhausen:	Fidelity, just like Summit.
(Amy Delcrum):	The second question we had was about the Summit name. Will we keep the Summit name?

Keith Oden:	We are all going to become Camden. And for the markets that we operate in, Camden has an incredible name recognition nationally. Summit has a tremendous brand loyalty among the markets that you service. But at the end of the day, we are huge believers in the synergies that come from having coast-to-coast recognition of high-quality communities, and having everybody working under the same flagship.

(Amy Delcrum):	Okay. Thank you.

Keith Oden:	You bet.

(Carol Carrington):	We had two questions. Would the dental and vision be at an additional charge? Question number two, how many floating vacation holidays will we have per year?

Keith Oden:	I’m sorry, I didn’t catch the first question, Carol.

(Carol Carrington):	Will dental and vision be at an additional charge, or is that included in our health insurance plan?

Cindy Scharringhausen:	Medical and dental are separate, so you can elect a medical plan if you want, or dental, or both plans. So you have a lot of options there. And vision is part of the medical plan.

Steven LeBlanc:	You had said that you would save $300 for us in employee only and $1000 for an employee. What is that? Is that based upon the total package of buying —?

Cindy Scharringhausen:	That was both medical and dental.

Keith Oden:	The savings that we talked about earlier, (Carol), that is assuming that someone unemployed took both medical and dental. And we compare someone in medical and dental in your plan with medical and dental in our plan. But in our plan you actually can choose them separately if you like. And the second question was?

(Carol Carrington):	How many floating holidays will we have per year?

Keith Oden:	We have nine holidays per year. Did you say floating holidays?

(Carol Carrington):	Floating, yes.

Keith Oden:	That’s one of the things that you all have that we do not have. We have nine paid holidays per year.

(Carol Carrington):	And what are your paid holidays per year?

Keith Oden:	It’s in the frequently asked questions. It is about two-thirds of the way back in the frequently asked questions. Just run through them real quickly.

(Carol Carrington):	Yes.

Keith Oden:	New Year’s Day, Easter Sunday, Memorial Day, Independence Day, Labor Day, Thanksgiving Day and the day after, and Christmas Eve and Christmas.

(Carol Carrington):	Okay. And there’s one more question. I’m sorry. Do you have tuition reimbursement?

Keith Oden:	Yes, we do.

Steven LeBlanc:	That’s another benefit that Camden has that we weren’t able to afford.

(Carol Carrington):	Okay. Thank you.

Steven LeBlanc:	The amount of the tuition reimbursement?

Richard J. Campo:	$300 per semester.

(Carol Carrington):	Okay. Thank you.

Keith Oden:	You’re quite welcome.

(Christie Pezer):	Basically, some of it’s surrounded by certain customer service things peak services. Are the peak services and things that we do as some employees, our transfer policies (technical difficulty) is that going to fall by the wayside?

Steven LeBlanc:	I think that is going to be a best practices that we’re going to convince Camden they need to do, that Camden is going to have to come in and see what great customer service we provide, and that it is a lot to do with the peak services. So I’m encouraged that they’re going to want to take best practices, and that’s one of our best practices. But that’s going to be a decision they’ll make over the next two to three months as we go through this transition process.

(Christine Pezer):	Okay, thank you.

Keith Oden:	Thank you.

(Denevan DeCosta):	We were speaking earlier about uniforms and workwear; basically we did address male workwear, and wanted to know basically what the setup was for leasing personnel?

Keith Oden:	You’ll also receive $400 that is not restricted to any establishment. You have $400 that is available to use to purchase compliant uniforms or wear, that have the same uniform professional look as the career wear does. So you are included.

(Marcy):	Hi, yes, this is (Marcy) from Charlotte. Since you do have a presence here in Charlotte, how exactly do you plan on the structure working here in Charlotte, since you already have presence in here? And how can we merge together successfully, do you think?

Keith Oden:	We actually envision Charlotte being one of our super-regional offices, and therefore the structure there on the operating side would mirror what we have in a Tampa and Houston type arrangement, which is a regional vice president, sufficient district managers to cover the portfolio. And all other support services that we provide, to include landscaping, facilities, CAPEX, marketing, and each of those positions are staffed out of the regional office.

So we would expect to see a parallel staffing in the Charlotte office, and frankly we are very excited about the possibility and looking forward to getting started. And I think Charlotte is probably the natural place for us to start with the integration, because we’ve got a great operation there as well.

And our folks on our call today — three or four of them, I had to sort of tell them wait until we give you the word or they would probably be over there today trying to see what they can do to assist us in the transition.

Richard J. Campo:	And have cookies and balloons.

Keith Oden:	They were just about on the way to do that, so we are looking forward to working with all of the professionals in Charlotte and combining that into one dynamite regional office for us.

(Marcy):	Thank you.

Keith Oden:	You bet.

Keith Oden:	(Ed), are you there?

(Ed Kershaw):	Yes I am. Good afternoon everybody. I just have a quick question on your CAPEX project managers and RMDs, if you have it. How was your structure set up, and how much territory do they cover?

Keith Oden:	That’s a good question. We actually have a national director of facilities, who in turn has six direct reports who are our regional facilities directors. Their territories range all the way from — I think the highest number of markets is three. We have some that cover two markets. It really just depends on how many units. It’s more by units than it is the number of markets.

Those individuals are involved in not only the scoping and budgeting of all the CAPEX requirements that we go through every year in our budgeting process, but they are also tasked with the administration and the letting of all the contracts and making sure that we get the best possible results for the CAPEX dollars that we spend. They also overlap and have a great deal to do with our — are involved very much with our new development pipeline.

One of the things that we constantly do is try to as we build new communities, then we have to live with the results of that. We take a lot of effort to make sure that we are trying to figure what we can do better. And the best way that we get feedback on that, frankly, is from the community service supervisors and our regional facilities folks who get to live long-term with what we are building.

So they’re very involved in our system, they’re a very important part of our process because every year Camden has a capital budget that approaches — last year it was about $27 million. So it is a very important part of our process to make sure that we’re getting that right. So yes, we have that position. It is regionally based and reports to a national director here in Houston.

(Ed Kershaw):	Okay. Thank you very much. We do have one more question. (Casey) and I are together here out of the Atlanta office.

(Casey Rogers):	My question is, Steve LeBlanc and (Randy) Ell and Greg Adzema and our upper-level management has worked so hard on our strategic plan to help grow Summit. And I know that merging with Camden helps us grow, but they had worked so hard to come up with specific numbers, for instance, to grow Atlanta to 8000 units and Charlotte to 5000 through either acquisitions or development. Do you all do acquisitions of newer properties? I know some of the ones in Charlotte are 11 years old or older.

So would that mean for you all — would you all get out of Kansas City, where you all have one property, or Louisville, Kentucky where you maybe only have two or three properties, and acquire properties in the new regions that you’re now coming into?

Richard J. Campo:	I love your strategy, (Casey). Definitely. You are exactly right. We will be pairing smaller markets — Kansas City, Louisville — or maybe not Louisville — but Kansas City, Tucson — smaller markets, and we will recycle capital. And the bottom line is that we have been a big acquirer of properties.

We acquired probably 15,000 apartments individually. And the question becomes at what price do you acquire them in the cycle that you are in. And clearly, markets like Atlanta, Charlotte, D.C., Houston, Dallas, Las Vegas, Phoenix, Denver, the Florida markets — we want to have a concentration of assets in those markets that creates the most efficient portfolio.

So when you look at having, you said 8000 apartments in Atlanta — well, we start out with 6% of our portfolio in Atlanta in the combined company, and we want to keep our percentage of NOI contribution under 10%, so we have three or four percentage points more we could grow in Atlanta without having any trouble.

Steven LeBlanc:	Put another way, you could add half as many apartments at least in Atlanta without growing any of the rest of Camden. So one of the reasons they are purchasing — we’re merging and partnering up with Camden is they love our strategic plan, they love the development pipeline, they love what we’ve done with the portfolio, and they love all our people and the great customer service.

Richard J. Campo:	The interesting thing is that your strategic plan and our strategic plan were very similar, just slightly different, in that we wanted to be in Washington D.C., Southeast Florida, Atlanta, and more in Charlotte. But we were going to do it through development and through acquisitions, similar to what you were going to do. And we knew it would take us five years to do it. And I think you had the same issue with your strategic plan. It was going to take you three to five years to get there.

And at the end of the day when you put both companies together, Summit has achieved their strategic plan and Camden has received theirs from a property perspective. And now going forward what we will do is continue to develop. We have this $1.1 billion development pipeline, and we will continue to recycle capital. We will sell older assets that are not growing as fast as the newer assets or have high CAPEX or whatever, and we will continue to improve the quality of the portfolio over a period of years.

And I think that is generally the strategy that we’ve had for a long time. And when you go back to our beginnings, we started with 6000 apartments, and 75% of those apartments were in Houston, Texas. And we have committed to improving the quality of the portfolio and growing the Company so that we would be a strong national player at some point, and this merger allows that to happen in a matter of months as opposed to years.

(Casey Rogers):	Okay. Thank you. You’ve answered my question.

Steven LeBlanc:	Thanks (Casey).

Richard J. Campo:	(Jim) are you there?

(Jim Persapino):	Yeah, I’m here. My question was how does your current bonus structure work?

(Keith Oden):	In what regard? In what area?

(Jim Persapino):	For on-site employees, property managers, marketing associates?

Richard J. Campo:	Okay.

Keith Oden:	We still pay commissions to our leasing consultants. It would be too complicated to go through the formula, but we will spend some time with you next week telling you how that is done. It is basically a percentage of the rent collected, but we do pay commissions to leasing consultants. All of the on-site staff participates in a bonus pool, and the bonus pool is derived from the percentage of renewals. The renewal leasing commissions go into the pot and are split among all on-site staff.

The community manager has a NOI bonus potential of 20% of their salary, and it is based on the achievement of their budgeted operating results, not only monthly but quarterly, with a look back and then an annual true-up. And I understand there are some differences there, and we look forward to the opportunity to understand what you guys are doing, and then we will figure out what makes the most sense for the combined companies.

But I can’t imagine at the end of the day that either side in a combined best practices bonus pool — I can’t imagine it being best practices to pay less bonus money. So I’m sure we can reconcile that in a way that not only gets us the best results but is not detrimental to the on-site staff.

(Jim Persapino):	Okay, thanks. I have one other question. Your different properties that you have located across the country, like in Denver, Colorado and California — do you guys offer guest suites at these different apartment homes, and can employees stay there for a discounted price, or whatever the price might be?

Keith Oden:	Yes, we do. And we have a lot of our associates that are excited about the guest suites in South Florida.

Steven LeBlanc:	Some of ours would be excited about the ones in Denver.

Keith Oden:	The guest suites in Las Vegas stay very busy. And we have an arrangement whereby as long as you book it with sufficient notice, I believe there is a charge for cleaning only. Twenty dollars is the charge that is paid. And as long as it is not being used for other corporate business purposes, it is available on sort of a first-come-first-serve basis on sign-ups. And regardless of the length of stay, it’s a $20 cleaning fee.

(Jim Persapino):	Thank you.

Keith Oden:	I meant regardless of length of stay within reason. My vice president of HR whacked me and said it is limited to five days. So if that becomes a problem, let me know and you can re-up.

Richard J. Campo:	I guess you could transfer to Las Vegas and then stay in the corporate apartment forever for $20.

Steven LeBlanc:	One terrific benefit you have got is this 20% discount; then you lock the rent in for five years. Boy, that’s awesome.

Keith Oden:	We went through that quickly, but that is something we changed. We actually made that change about four years ago in response to our customer — our employee surveys. There was a great deal of energy among our employee base with regard to kind of annual — this was when the markets were really, really good and rental rates were going up 5, 6, 7, 8% a year. And even though our employees had a 20% discount there was a lot of anxiety about their rent increasing and not being able to lock that in, and so we made that change. You get a 20% discount and that rate is locked for five years as long as you stay in that apartment.

Steven LeBlanc:	And I think we are right on the precipice. I think it’s right at the beginning of rents going up five to 10% again.

Keith Oden:	Probably a good time to be locking in that employee rent discount.

Steven LeBlanc:	(Ed), do you have another question?

(Sandra Phelps):	How will this affect the fee properties?

Steven LeBlanc:	You’re talking about which one?

(Sandra Phelps):	Jefferson Point.

Steven LeBlanc:	We will still manage Jefferson Point through the clothing, and probably we’ll decide if Camden wants to keep managing it on a fee basis or there will be a transition to a new fee-based operator. The owners, Mr. McGuire and Mr. Paulsen and the other owners may just manage that themselves. So I would say for the most part there won’t be any problems between now and the transition, and that’s one of the details we will need to work out.

(Sandra Phelps):	Thank you.

(Jennifer Smith):	Okay. We have actually a couple of questions. The first one was will there be a mid-Atlantic regional office for the Virginia and Maryland properties?

Keith Oden:	We have not come to final decisions, but as you look at the geography and the map, our initial inclination is that we would have what we’ve talked about as the super-regional office in Charlotte, and that Charlotte office probably would end up having responsibilities for the mid-Atlantic. So we would anticipate that the Washington D.C./Virginia areas initially would be handled out of the regional office in Charlotte.

Obviously, at a point in time with our projected pipeline for development in the Washington D.C. area, over time it could very well evolve. In our current plan, the Washington D.C. area gets to about 9% of our total assets through the build-out of the development pipeline. And at some point it would make sense for us to readdress whether we need an entirely different region to deal with the Washington D.C./Maryland corridor. But initially our thinking is that probably will be handled out of the North Carolina office.

Steven LeBlanc:	Keep in mind 9% of the portfolio — that’s $500 million invested in Washington D.C. That’s a lot of communities and a lot of properties and a lot of great associates. So Washington is definitely one of the best apartment markets in the country and it is one of the growth markets that Camden is going to focus on.

(Jennifer Smith):	Okay, great. I guess the next question that we have was we have talked a lot about best practices, and I was wondering how and who would be determining what are the best practices? Is there going to be a group from Summit and a group from Camden that get together and kind of go over some of the things that we’re going to be making a decision on who has the best practices?

Keith Oden:	Absolutely. The forum for that taking place is something that we will work out within the next couple of weeks. We obviously have to do some homework on our side understanding, number one, just seeking to understand what your practices are; number two, seeking to understand who the right people and the appropriate Summit personnel would be to involve in that process.

We went through the same process with both Oasis and Paragon. The leadership group that goes through that process will include representation from community managers as well as district managers and regional vice presidents. We have several internal structures on our side, including a management advisory committee that is made up of community managers that is charged with the responsibility for Camden of making sure that everything we do on-site represents what we think and what we determine to be best practices.

So there will probably be some subset of that group that would be involved in this process. And then we will find equivalent corresponding employees on the Summit side to make up that working group.

(Jennifer Smith):	Okay. And two more questions. I know you have your annual reviews occur in June, I believe, and will Summit employees be part of that June review and annual increase, also incorporating our tenure? So in other words, would we get our full percentage bonus in June if we have been with Summit for over a year?

Keith Oden:	That’s a great question. Our first take on that because of the differing review periods is that we would probably go through with the Summit — you would have your annual review period. And then what we would do is you will probably end up having to go through another sort of partial year review period to get everybody on the same June 30 cycle. We had the same issue in the Oasis merger, and you just have to go through it and you have to do a proration kind of, of what the normalized annual bonus would be to accommodate for the fact that you’re having two reviews in less than a year. But yes, we are aware of that differential. At the end of the day what we do will be fair, and I think you will be pleased with it.

(Jennifer Smith):	Okay. The last question is going to come from (Tom Thompson).

(Tom Thompson):	How are you doing today?

Keith Oden:	I’m doing well, (Tom).

(Tom Thompson):	Welcome to the family. I wanted to ask was their any way we can preview your company policy and procedures ahead of time just to kind of get familiar?

Keith Oden:	That is an absolutely great question, and thank you for being so welcoming. The nature of this conversation leads me to believe that you all approach things and have dialogues with your — with Summit employees the same way that we do. And it is something that we’re very comfortable with. After Steve and Ric and I have faced the angry — not the angry — but the teeming hordes of analyst and shareholders’ calls for the last couple of days, it’s actually quite refreshing to be able to talk to our employees and to Summit’s employees, and be having a dialogue with people that truly have a community of interest. That’s a great point. In fact, we just finished going back through and doing a complete cleanup of Camden’s policies and procedures. So yes, we are in a position to provide you with those.

Steven LeBlanc:	Are they on your website?

Keith Oden:	They are not on the website. So anybody that’s willing to tackle a little bit of light reading, I am sure we can make those available to you in the weeks to come so you can get ahead of the game. But thank you for that question.

Steven LeBlanc:	Now we did distribute the Camden’s annual report. And those should have been distributed out. I know they were given to the regional offices, and hopefully they were able to be gotten out to the communities. If not, they will be delivered out to the communities the next couple of days. I think there’s two or three per community that will be available for people to look at.

(Jennifer Smith):	Okay. And that was it for us. So we will look forward to meeting you next week.

Keith Oden:	Absolutely. See you next week.

(Mike):	Actually this is Mike, (unintelligible) Manager of Summit Villas, here down in hurricane breezy nice Miami. Welcome to our family, and I’ve got a couple of questions. With our present operation with our vendors, will we be still keeping our same vendors? And next question is for some of us maintenance supervisors that sometimes do on-call and we might live far away, is there any compensation for mileage or any overtime?

Keith Oden:	I’m going to deal with the vendor policy, and I’m going to let Cindy walk through our overtime and compensation policy for on-call. With regard to vendors, there are national accounts that we have where we get substantial discounts, and that we have very high service standards that they have to comply with. So there are certain instances where as long as that national vendor is available in the local markets, it makes sense for us as a company to utilize and leverage that as much as we can.

Beyond that, the reality is that many of those companies that support our on-site communities are small mom-and-pop, regionally based, and we understand that that’s just the reality of how our business gets supported.

On the national contracts, yes, we will try to standardize that because there are huge savings to be had. But the vast majority of your individual vendors will continue to provide the service they provide you.

Cindy Scharringhausen:	(Mike), this is Cindy. And as far as our call-backs, we understand that that’s a service commitment that we have and we do pay an additional 30 minutes. We don’t classify it as travel time or mileage. But whatever — if you were in overtime status you would get 30 minutes at your regular pay, and you would get overtime for the hours actually worked.

(Donna Parmaleem):	Are they on salary or hourly?

Cindy Scharringhausen:	We did notice that some of your service supervisors are salaried and some are hourly, and so that is another issue that we have to work out. Because right now the service supervisors at Camden are hourly, and so that policy that I just described is far our hourly service supervisors.

(Donna Parmaleem):	Okay.

Keith Oden:	So in Camden’s world, all service supervisors are paid overtime for the hours worked as well as 30 minutes for the travel back and forth to a call.

(Mike):	All right, thanks for answering.

(Donna Parmaleem):	Thank you.

Keith Oden:	You are quite welcome.

(Danny Duke):	Good afternoon. How are you doing?

Keith Oden:	Good, how are you doing Danny?

(Danny Duke):	I’m hanging in there. I’ve got a quick question. Are you guys interested in keeping asset management for the Summit regions, or are you leaning more towards your people taking over that division?

Richard J. Campo:	And what is asset management?

(Danny Duke):	Capital projects managers, system technicians.

Keith Oden:	We have regionally-based what we call facilities managers. I think it is probably very close to what you’re describing, Danny, as an asset manager. It’s our professionals that handle our capital expenditure budgets and make sure that we get the best bang for our buck in all of our capital projects. It sounds like that’s very similar to what you’re describing. And yes, we do have that. Yes it is regionally based. And obviously you are someone that we would have a great interest in talking to as quickly as possible.

Steven LeBlanc:	There’s no overlap, so they will need to keep our asset management people in each of the markets.

Keith Oden: Absolutely.	There’s no question. All of the services that we have talked about and some of which Summit has, some of which Summit doesn’t provide support for — all of those positions will be created at our super-regional office. And we would greatly, have a great bias for filling those internally from Summit personnel, even if that is not a job that you happen to be in right now.

(Danny Duke):	Great.

(Chris Smith):	Hello.

Keith Oden:	Yes.

(Chris Smith):	Can you hear me?

Keith Oden:	Yes.

(Chris Smith):	Yeah, hi, one question regarding Raleigh area. Are you guys planning on building in that area, keeping the market as is, keeping the regional office?

Steven LeBlanc:	Chris, we have Manor Park that will start construction — has just started construction. So we are deftly going to add to it. And I know Camden is committed to making Raleigh a driving market of the whole portfolio.

(Chris Smith):	Great.

Keith Oden:	Absolutely. We are very bullish on the recovery in Raleigh. We know that it’s been a challenge here in the last couple of years, it’s had a lot of company across the country.

Steven LeBlanc:	I know (Mike Underwood), I think, is working on one or two other sites. So they’re definitely committed to more development in that market.

(Chris Smith):	And how about the downtown Washington D.C. area? Same question.

Steven LeBlanc:	Absolutely. It is one of the best markets in the country.

(Chris Smith):	All right, that’s my question.

Richard J. Campo:	Camden has a development called Potomac Yard, which is the redevelopment of the Potomac Railyards right adjacent to Crystal City, less than a mile from the Pentagon. It’s a 12 story high-rise or I guess that’s a mid-rise building, that will start construction just probably right after the first of the year. It’s a $100 million project that we’re billing there.

Steven LeBlanc:	And you have two other sites in Washington also, Fairfax Corners, and one out near Clearbrook.

Richard J. Campo:	That’s right.

(Chris Smith):	All right. Thanks for answering my question.

Richard J. Campo:	You bet.

(Paul Rozell):	This is (Paul Rozell) in the corporate office again. Don’t worry, just one follow-up question here.

Richard J. Campo:	Thirteen parts, right?

(Paul Rozell):	I appreciate last time. You gave us a lot of time and a lot of good answers. I appreciate it. This one is if you can add some color to how the evaluation process will work of the corporate employees for potential Camden positions? Will there be one-on-one meetings? Will we need to prepare our resumes to present to you? How will that process work?

Keith Oden:	One-on-one meetings, obviously, it would be useful to have background information. I think we probably can get most of that from your files at Summit, so you don’t need to feel like you’re going through preparing resumes and going through a formal process of that nature.

But there will be one-on-one meetings and those meetings will start — we will have folks there Monday, and we would expect to start that process if not

Monday after our group meeting certainly, and hit the ground running on Tuesday, having conversations with everyone there.

(Paul Rozell):	Okay. Thank you very much.

Keith Oden:	You bet.

(Alicia Russell):	Okay. We actually have two questions, the first one being regarding the overtime policy, I know Summit’s policy is that overtime is not budgeted for, and therefore, they actually prefer steering in the direction of taking comp time within the same week. So while I understand that you’re saying that you okay overtime; would it be something that would be actually paid or would it be required that you take comp time within the same working week?

Keith Oden:	My vice president of human resources she’s having a heart attack. We’re going to try to resuscitate her here, but while they’re resuscitating her, I’ll tell that we have an employee time in attendance system. I know you do as well. And when ours says you’ve worked overtime, we pay overtime, in compliance with current Department of Labor standards. And so yes, we would pay overtime for any overtime that is worked.

Now, your question of — the interesting question is do you budget overtime. In our budgets, when we prepare our annual budgets, we don’t budget overtime per say. We also do not budget for temporary time off and the like, but we budget for a 100% staffed condition for the entire year, as if all positions are filled 100% of the time.

And it has been our experience over many years that between the overtime requirements, unless it is something very unusual in the temp help, that works out over the course of the year to be pretty darn close to what our total salary expense is, including overtime. But trying to build into salary models and a budgeting process a year in advance who is going to work overtime and at what rates and how many hours is sort of chasing the elusive accounting nightmare. So we do not budget for it, but it works out historically and we do pay worked overtime. If you work overtime, you get paid for it and not comp time.

Cindy Scharringhausen:	Alicia as it pertains to your question on comp time; we also understand that you’re running a property under some strict budget guidelines. And so what I prefer to call it is you are flexing the work schedule. And so as long as it is within the work week, keeping it under 40 hours, if that’s what you need to do meet your service commitments and your customer needs, that what we would encourage, and not spreading it out over any other period.

(Alicia Russell):	Okay. Our second question is regarding the employees who currently live on-site. Will those employees be given the opportunity to sign and to lock in that rate they’re currently at within a certain period in January or as the leases expire throughout the year, or are we going to be facing an increase before we are given that opportunity to sign? If so, what would that increase be?

Keith Oden:	I’m not sure. I would expect that you would just pay what you’re paying now and get your discount.

Cindy Scharringhausen:	I think she is talking about locking in that five-year rate.

Richard J. Campo:	You’ll have to wait until the merger closes.

Keith Oden:	You have to wait until the merger closes before we can swap over. But I think as I understand it, all of the employee leases are on the same date. So that would all happen at one time, same cycle? Anyway. Whatever the case may be, as soon as practicable after the merger, when your lease expires, then we certainly would want to — and we could talk about that; that is an area where if we want to do it quicker, we will do it quicker. That is an area where we can be flexible. It could be that if people want to go ahead and, within the week after the merger they want to go ahead and execute a new Camden form of employee lease that locks in a five-year discount, I think that is something we can be flexible on.

Richard J. Campo:	I don’t, Keith. When we did the model to figure out that the Company was worth 1.9 billion, I’ve got to tell you we took into account all of these employees that had leases there, and we’re going to raise their rent a lot so that we could have enough cash flow to pay.

Keith Oden:	I didn’t realize that’s where all of our FFO growth was coming for next year Ric. Those old employee lease increases.

Steven LeBlanc:	Looks like we’ve run out of time.

Richard J. Campo:	You’ve got to remember this is our third conference call of the day and our fourth of the merger, so we’re getting a little punchy here. But remember what we said earlier.

Steven LeBlanc:	Mr. Campo is just kidding.

Richard J. Campo:	It’s a joke. You will find out that one of our core values is to have fun, and so we do in fact have fun. But on a more serious note again, we are not going to do something that makes you mad. Okay. We’re going to do — what this is about is about keeping smiles on your faces, because we know that the Company is not anything without its people.

And the way we view the real estate world is this. The real estate, the properties are equipment, and the assets are the people. And if you don’t have good people with smiles on their faces, at the end of the day you’re going to have poorly run equipment. And the equipment is what generates our cash flow, but then people operate the equipment.

And so all of our programs here, and especially this employee discount and the lock-in for five years, as Keith said earlier, it was not like that before. But we do employee surveys and we get feedback from our people, and they say said look — we don’t like this, we don’t like this; we like a lot of the things, but everybody has their issue, obviously. And if enough of them have their issue then we do something about it, like this lock in the lease rate. So I’m sure we will figure it out and get it done as soon as possible so everyone can be happy about their rate and their discount.

Keith Oden:	That’s a very good question. Thank you.

Richard J. Campo:	Yes.

(Alicia Russell):	The only other thing I had with that, and this is the last question, is in regard to the leases, you say locking in the rate. And I’m sure that we can all appreciate that. But what are your guidelines or your policy regarding moving out within those five years, as a lease break for employees?

Keith Oden:	That is a good clarification. When we say five years, it is basically a month-to-month lease with a one-way option on your part to renew it every 30 days at the same rate for five years.

(Alicia Russell):	Okay.

Keith Oden:	Did I model it further?

(Alicia Russell):	No. No, no, no. That was actually it because I think Summit’s is built very similar to that. I just didn’t know if it was the same as far as locking in just the rate for five years or if you would actually be locked and face some sort of a lease break penalty.

Richard J. Campo:	No, no, no. If you want to leave, you can leave.

Keith Oden:	After the initial term is fulfilled, whatever that is, six or 12 months, if you want to continue to stay there you can stay there for up to five years without having any rental increase. But you’re not required to.

(Alicia Russell):	Okay. Thank you very much.

(Aaron Miller):	Hey everybody, can you hear me?

Keith Oden:	We can.

(Aaron Miller):	I just had a quick question. How is your IT structured at this time, and what is its infrastructure network topology?

Keith Oden:	You know what? There’s going to be somebody in Charlotte on Monday that can answer that question for you.

(Aaron Miller):	They’re copping out already.

Richard J. Campo:	Actually we just upgraded our network. I know it is a Wide Area Network VPN, state-of-the-art, high-speed everywhere.

Cindy Scharringhausen:	That’s one of our values.

(Aaron Miller):	Not in the — the people.

Keith Oden:	We have our corporate support for all of our IT services is here in Houston, and then we have regional support personnel that are, again, attached to our regional offices that are responsible for the care and maintenance and upkeep of not only the hardware but the network components of Camden’s distributed IT process. So we do have field personnel. Our corporate office is here but you have got to have people that are close enough to the community so that when something breaks they can go touch it.

(Aaron Miller):	So right now that is looking for a Charlotte one to be in Tampa?

Keith Oden:	No. Actually, since Charlotte would be a super-regional office we would expect to have regional support for IT in the Charlotte office as well.

(Aaron Miller):	All right, thanks.

Keith Oden:	You bet.

Steven LeBlanc:	Yeah, one thing that is evident is people know within Summit we have the success by selection process and a long interview process. I think you guys have gotten Ric and Keith to the long interview breaking point.

Keith Oden:	I assure you that our interview process — I will compare them any day on a — whether it’s a test of wills. Some people think it’s like a survival exercise – the interview process. Eight interviews without a break and no lunch.

Cindy Scharringhausen:	But that won’t be happening next week.

Keith Oden:	Next question.

(Ford Cox):	This is (Ford Cox) instead of (Dan). On the pipeline, I’d like it if you could elaborate on that as to location and number of projects and size of the projects. And also I noticed that you do third-party GC work. Are you planning on that continuing with this merger, number one? And number two, has that been profitable for you?

Richard J. Campo:	Sure. The size of the pipeline, the 1.1 billion, equates to about 5000 or 6000 units, plus or minus. 3700 of those units are yours and about 2500 probably are ours, or Camden’s. And the pipeline, about 758 million of the pipeline is concentrated in three markets. Those markets would be Southern California, Washington D.C. and Southeast Florida. The balance of the portfolio are located in markets like Tampa — I’m sorry — Orlando, Dallas, Houston, plus or minus.

Steven LeBlanc:	And Charlotte and Raleigh, looking at some sites in Atlanta.

Richard J. Campo:	Right. In terms of the third-party GC business, we have been in that business for a long time. And the idea in the business was to do two things. One was make money, and the second was to be able to manage the ups and downs of our own pipeline so that we could warehouse talented construction folks, because most construction folks understand that if you don’t have a building going up, it’s hard to have a job.

So we entered the third-party business years and years ago. It has been profitable for us. We make anywhere from 2 million to $3.5 million a year doing GC third-party business. We build anything from office buildings to car dealerships. So it is an interesting business that we have primarily based in Houston, where we operate in.

Keith Oden:	It is a great way to make sure that we keep our — have an internal discipline of keeping our pencils sharp, because we’re out there competing with every other builder in the community on a hard-bid, GC contract basis.

(Ford Cox):	Thank you.

Operator:	And your next question comes from Joseph Rodriguez. Please proceed.

(Joseph Rodriguez):	Summit has one of the best construction teams in the country. So what is ahead in the feature for them? And if it’s any, what is the possibility to work here in Atlanta or any other cities?

Richard J. Campo:	We agree that Summit has some of the best construction and development people in the country, and that was one of the major considerations in merging these two companies together. Even though we are building a few properties in Washington D.C., we’re doing it sort of by parachuting in the people from Tampa and elsewhere.

And so we really think a lot of your construction group and your development group, and we really want to try to keep everybody intact there and make sure that we can continue not only to build out the billion pipeline that we have, but to add to that over the years.

(Joseph Rodriguez):	How about the Atlanta market?

Richard J. Campo:	Atlanta is a market definitely that we want to grow in as well. So Atlanta ultimately, assuming the market makes sense to build in, we will build in Atlanta, too.

Steven LeBlanc:	Atlanta is really starting to come back. We’re seeing some good numbers out of Atlanta, so we are really bullish on the job growth in Atlanta and the apartment market there. Thanks for the question.

(Joseph Rodriguez):	Thank you.

Keith Oden:	(Ed), are you there?

(Casey Rogers):	This is (Casey) calling from the regional office and this is my last question. I was on the conference call that you all had with your Camden associates earlier today via the Internet, and you had spoken about — I guess your folks are familiar when you do mergers, like you did with Oasis and Paragon, about a buddy system.

And I know that all of you are coming to all of our regions to meet us. But they were talking about some buddy system like a welcoming-type committee. How does that work when there are no overlaps other than in Charlotte with your properties?

Keith Oden:	The Camden buddy system is something we came up with in the Paragon merger, and it worked very successfully there and in the Oasis merger as well. And the buddy system is for the — if you think about the first level introduction, we’re going to go through that as it relates to kind of our next week and the introductory learning about Camden, how we think about things, more about our culture, etcetera.

Beyond that, we will be actually within the next 30 days you will see Camden personnel from various levels, regional vice president, district manager, I will be there, and Ric will be there — actually come to your sites and understand the real estate and understand exactly how Summit operates their properties on-site.

The Camden buddy program is, as it was in the past, is where we will actually pair every community manager within the Summit portfolio up with a Camden manager. It does not necessarily, probably won’t be other than in Charlotte is the only place we have overlap; it will be someone that you will be introduced to; they probably will come visit your site at some point.

But it certainly will be your major point of contact for answering any question culturally, policies and procedures, how things work, who should I talk to, where do I go, how do I get support, what is the best way of handling this? It’s your primary point of contact, and people who, it is a real honor to get, on Camden’s side, to get selected to be a buddy. And you’ll be paired up with somebody that represents the best of what we have to offer, both in terms of tenure and performance. And they will be your primary go-to person for anything that you want to know as we work through the transition.

(Casey Rogers):	Thank you.

Keith Oden:	You bet.

Richard J. Campo:	We knew that there were going to be a few people who decided to go ahead and hear what we said to the Camden employees, and we knew it would be a shorter call. That’s why we did two different calls, not because we didn’t want to have Summit people on that call. But you did hear people welcome the

Summit employees because they assumed there were going to be a bunch on the Internet as well since it is hard to track who’s on the Internet.

But the buddy system really is a great thing, and it’s simply about trying to make what can be a tense transition, a change — it frustrates people and it creates tension. We know that. And we’re going to try to do our best to limit the amount of changed management and limit the amount of tension that you have. Because when we really get this merger completed, and that doesn’t mean closed, because closed is one part of it; completed means everybody on the same page and everybody happy moving down forward and progress together, you will find that it is well worth the tension at the end of the day. How about the next question?

(Mark Bucci):	Hi, (Mark Bucci) here, mid-Atlantic. I wanted to touch base again back on the construction portion of the Company. I think the question was posed about third-party GC from (Dan Viciola), and I’m not certain if (Dan) was questioning whether or not you do third-party GCing for other product or if he was trying to describe if there are apartments that you are building with outside GC? And it may be both and I’m sure in it is. My next question would be what is the one factor that would lead you to build an apartment with a third-party GC?

Richard J. Campo:	That’s a good question. I was talking about third party GC work that we provide as a general contractor to third parties inside Camden, which is a profit center. The decision to use a general contractor to build one of our communities is a decision that is a function of two things really. For us for example it would be if the product type is complicated, something that we’re not used to, something that is out of our comfort zone, if you will, we would likely have a GC.

Unfortunately, having the GC does not really mean that all of your problems are solved. We had a GC for example on our Long Beach project and on our Tuscany project in San Diego. San Diego, this project, a seven-story steel building that we built two blocks from the ocean in San Diego. Unfortunately our GC went bankrupt during the process so we had to deal with all those issues.

But the GC selection generally is a more complicated product that we’re not necessarily totally comfortable with in building ourselves. We elected to use a GC for example on our first Washington D.C. project because we did not have the benefit of having the Summit team on the ground. And you all could have built a garden-variety four-story product in Loudon County in your sleep.

But we didn’t feel comfortable with our development group coming from Tampa to do it or from Houston to do it, so we hired Clark Construction to do that to mitigate our sort of first-timer risk, if you will, in developing in that market. That is why we’re so excited about having the construction and development teams from Summit merge into Camden, because we don’t have that capability in D.C. or in Charlotte or in Atlanta or South Florida.

And to the extent that the teams are comfortable building those products, we’re happy to do it. I think of the 1.2 billion in development, we probably GC would be maybe 200 million. And the rest is ground-up building that we did as the GC ourselves.

(Mark Bucci):	We’re certainly excited about that as well. About the deals that are in D.C. in the pipeline now, how do you perceive those three projects being built?

Richard J. Campo:	We have not gotten that far yet. I think there are a couple. The high-rise building we will probably use a GC on, just because it is a concrete building and it is.

Steven LeBlanc:	That’s the Potomac Yard?

Richard J. Campo:	Potomac Yard. The one by Fairfax Corner is similar to what you are building. It is a structured parking garage, four-story, connected wood frame. And I’m not sure what we’re doing there, it just depends on the timing. And part of the issue may be we may need to start before the merger is completed. So you get into timing issues on whether or not we will be able to sort of change horses in the middle of those deals, because we all want to keep the process rolling forward on those projects and not delay them.

The timing of the merger might not allow us to do something we would otherwise want to do post-merger on those. So we just have to see. We really have not studied that issue at this point.

Any new developments that we do together clearly would be — if they’re traditional like a Fairfax Corner or a Monument Place or something like that, Loudon County — we would definitely build in-house.

(Mark Bucci):	I think your take on the types of products that you would build is exactly our opinion as well.

Richard J. Campo:	Okay, great. Thanks.

Keith Oden:	Thanks (Mark).

Steven LeBlanc:	This call is coming up on two hours. I think we’ll have time for one or two more questions.

Keith Oden:	Okay, cool.

(Jennifer Smith):	Hey, just one quick question to follow up. On holidays, in the frequently asked questions brochure that we received today, it states — like Memorial Day, Independence Day, Labor Day on-site receives a floating holiday. Does that mean that we are open on that day and so the people who work take a different day off, or is it a true holiday when we’re closed?

Keith Oden:	It means that we are open on those days, and the folks who — if you’re required to work you get to choose a day off of your choosing within a specified timeframe around the occurrence of that holiday. We’re in the business of serving customers, and we find that our customers — there’s a heck of a lot of people that are out moving around retail establishments, restaurants on those days, and we capture a heck of a lot of traffic.

So we make accommodations for the on-site personnel that are inconvenienced to be able to take a holiday and pair it up with another one of their days off so that they can create in many cases what is a more useful pair of days off than having a day off in the middle of the week for July 4th. So yes, those three are on-site holidays. We are open on those days.

(Jennifer Smith):	Okay, great, thank you.

Keith Oden:	You are quite welcome.

(Derek):	This is (Derek) calling from Summit Grandview in Charlotte. I would like to know how you all will be staffing mixed-use properties?

Keith Oden:	When you look at the staffing of Camden to Summit, the only difference that we see in terms of total staffing levels looks like on the outside staff. Summit has a tendency to use some more — a higher percentage of outside contract services for housekeeping and some groundskeeping, but that’s the only difference that we see. We both have the same level of commitment to customer service and we staff our communities accordingly.

Richard J. Campo:	Was your question about mixed-use as in retail included in your property, or office included in the property?

(Derek):	Right.

Richard J. Campo:	That’s a good question. We don’t have a lot of that, and we will have to study that issue. We have some retail. Like in Long Beach we have 25,000 square feet of retail, and I think our manager does not really get involved in the retail because they’re focused on, the 538 apartments to rent as opposed to 25,000 square feet of retail. We usually have a third-party manager that manages the retail or something like that, generally. But we don’t have a lot of that mixed-use type product.

(Derek):	Thank you.

Richard J. Campo:	Sure.

(Vanessa Bush):	I have a couple of questions. And let me start by saying my cell phone actually lost the connection, so I apologize if any of these questions have been addressed. My first question is in terms of promotional opportunities, Summit currently has prerequisites in place in terms of promoting their employees. You have some employees that are in place that are in positions to move into their next roll. Will Camden require these employees to go through other training courses before they are able to take advantage of that opportunity, or not?

Steven LeBlanc:	We’ve got Trish Hoffman here who runs the Educational Services, our University of Summit comparable.

Trish Hoffman:

Camden Property Trust	Camden University, so it’s very comparable. You know what? That’s an excellent question. And as we look over the next two to three weeks and have those conversations with your education teams at Summit, then we’ll come to those conclusions. We first need to really understand what your programs look like and how they mirror ours, and where we really have to take a clear look at that and decide what to do going forward.

Steven LeBlanc:	Since we’re both public companies, we had to keep this very confidential that we were working on this. So Trish has not had a chance to work with (Corky) and (Janice), and that she’ll be able to do that over the next couple of weeks to get a better match of our requirements in training and their Camden University. But I know they’re very committed. I’ve seen the programs they have got; they are phenomenal.

(Vanessa Bush):	Okay.

Trish Hoffman:	Just to give you an idea, we have six different degree programs that match all of our on-site positions. Basically our employees go through a series of training programs that are very specific to their job type. On the front-end, a maintenance service degree program, which is a 35-hour continuing education unit credit program, up to our management program of 100 credit hours. And then once someone completes those degree programs they receive a 3.5% increase in their salary, a onetime increase.

And there are courses that are prerequisite for others. Some of those courses are e-learning courses that are proprietary that Camden has. Others are facilitated in structure led courses that you will get. And all of our on-site employees have basically degree tracks that they go through.

Steven LeBlanc:	So when you complete the Camden university, you get a 3.5% pay raise. That’s terrific. That is great.

(Vanessa Bush):	Perfect. My second question is this. Of course, as a property manager I’m sharing the news of the merger with all of my on-site staff. And of course, my — Summit Properties, most of them have activities directors who receive certain discounts. And of course I think of them when I share this news, and I wonder if Camden has a similar program. If not, will they retain the resident coordinators that we have? And if not — I’m hoping that you will. But if not, we obviously need to make them aware that that’s not going to be an option for them.

Steven LeBlanc:	That brings up a good point. But talking not just the activities directors, which are not Summit employees, but they’re people that get discount on their rents for helping us provide services to our customers, our residents. This merger is in the public arena, so we have to be really confidential and quiet on what we can talk about until some further documents are filed with the SEC and made public.

So if you do get any questions about the merger, really refer them either to our corporate office, myself or Greg Adzema or (Mike Shore) or (Mike Malone). Or if they’re from Camden, if there’s a question about Camden you can refer them to the Camden corporate office. We will have to see if we even want to talk to the activities directors about the merger. They will be fully — stay in the same program we have until the closing, and then I think this is a best practices that Camden will need to look at to determine if they want to adopt that or not.

Keith Oden:	We do have activities directors, and it’s not on every community, but there are communities where we have intensive workout facilities. We have personal trainers and the like, and we enter into arrangements with them for discounts on the rent for services provided. But it’s not like across the board. You’re going to find it depends on the community, it depends on the profile.

Steven LeBlanc:	I think it’s similar for us.

Keith Oden:	...the amenity package.

(Vanessa Bush):	Great. Last two questions. Who is the insurance provider? Is it Aetna, CIGNA? And do you offer paid maternity leave for on-site staff?

Cindy Scharringhausen:	Our service provider is United Healthcare and we treat maternity as any other illness, and so you would be eligible for the same –that’s the HR answer, I’m sorry. We take good care of all of our folks on the VSMLA. And obviously there is a maternity leave, and we can work through more of the specifics on that. But maternity is not a problem; it is something we’re very comfortable with. We have a large female population, and I think you will be pleased with it.

(Vanessa Bush):	Great. Thank you so much.

Keith Oden:	Thank you.

Steven LeBlanc:	We have only got one question left, and then we can answer that and we will appreciate everybody’s time for two hours.

(Karen):	Hi, this is Karen calling from Summit Fairview. This might have already been answered. I was just curious about the staffing. How you staff your properties based on the number of units that you have in your community? And also, we have a courtesy officer program as well, kind of like the activities directors program, and is that going to be in effect as well?

Keith Oden:	I probably was answering the different question earlier. Staffing is very similar. The only place that we see any difference is really with regard to the contract services for maid and housekeeping services, and some groundskeepers. Some of our communities do contracts, some do full-time. It looks like we have a much higher percentage of communities with full-time either housekeepers or groundskeepers than you do, but obviously you all are supplementing that with outside services. So you just really have to look at the economics of that on a case-by-case basis.

And the second question was? Courtesy officers. We actually have in some areas we have courtesy officers. In some areas we actually have Camden security officers that are full-time employees. Where we do that it’s done on a market-wide basis. We currently have that program in Houston, Las Vegas, Tampa and Orlando, where we actually — the people — the on-site staff who provide security are Camden employees. So we have a mix of practices. It really depends on market conditions and really just the needs of the communities.

(Karen):	Thank you.

Keith Oden:	You bet.

Steven LeBlanc:	I want to wrap it up and thank everybody for taking the time to talk with us today. I think you have asked some terrific questions. I know you may have some more. We’re going to be out on-site starting Monday and all of next week. If anything comes up between now and then, please feel free to call me, (Mike Shores), Greg Adzema or (Mike Malone), or talk to (Randy) Ell or (Todd Ferrell) or Keith Downey or your supervisor; look at the frequently asked questions on Camden’s website. There’s also a PowerPoint presentation that will be on the website to answer some more questions. E-mail us if you have got questions. You know my e-mail address is SLeblanc@Summitproperties. And if you have a question of Camden, where is the best place for them to e-mail? Oh, you have the 800 number, which is 1-800-9Camden, extension 2525.

So thanks very much. We really appreciate your time. This is exciting news, a great growth opportunity for both our companies. And we believe this is a great example where one and one is going to be three. Thank you and have a great day.

Richard J. Campo:	I appreciate it, too. This is Ric. We do look forward to getting to know all of you and to welcome you into the Camden family. And we know it’s going to be a great transaction for all of us involved. Thank you.

Keith Oden:	See you next week.

END

In addition to historical information, this presentation contains forward-looking statements under the federal securities law. These statements are based on current expectations, estimates and projections about the industry and markets in which the companies operate, managements’ beliefs, and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties which are difficult to predict.

Additional Information about the Merger and Where to Find It

In connection with the proposed merger of Summit with and into a wholly owned subsidiary of Camden, Camden and Summit intend to file relevant materials with the Securities and Exchange Commission, including a registration statement on Form S-4 that will contain a prospectus and a joint proxy statement. INVESTORS AND SECURITY HOLDERS OF CAMDEN AND SUMMIT ARE URGED TO READ THE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT CAMDEN, SUMMIT AND THE MERGER. The proxy statement, prospectus and other relevant materials (when they become available), and any other documents filed by Camden or Summit with the SEC, may be obtained free of charge at the SEC’s web site at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by Camden by directing a written request to Camden Property Trust, 3 Greenway Plaza, Suite 1300, Houston, TX 77046, Attention: Investor Relations, and free copies of the documents filed by with the SEC by Summit by directing a written request to Summit Properties Inc. 309 East Morehead Street, Suite 200, Charlotte, NC 28202, Attention: Investor Relations. Investors and security holders are urged to read the proxy statement, prospectus and the other relevant materials when they become available before making any voting or investment decision with respect to the merger.

Camden, Summit and their respective executive officers, trust managers and directors may be deemed to be participants in the solicitation of proxies from the security holders of Camden, Summit and Summit Properties Partnership, L.P. in connection with the merger. Information about those executive officers and trust managers of Camden and their ownership of Camden common shares is set forth in the proxy statement for Camden’s 2004 Annual Meeting of Shareholders, which was filed with the SEC on March 30, 2004. Information about the executive officers and directors of Summit and their ownership of Summit common stock and limited partnership interests in Summit Properties Partnership, L.P. is set forth in the proxy statement for Summit’s 2004 Annual Meeting of Stockholders, which was filed with the SEC on March 24, 2004. Investors and security holders may obtain additional information regarding the direct and indirect interests of Camden, Summit and their respective executive officers, trust managers and directors in the merger by reading the proxy statement and prospectus regarding the merger when they become available.

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.